Exhibit 99.1

Bond Labs Reports Strong April Results;

Extends Impressive Growth Trend

OMAHA, Neb.--(BUSINESS WIRE)--May 18, 2011--Bond Laboratories, Inc. (OTCBB:) (“Bond Labs”), a national provider of innovative and proprietary nutritional supplements for health conscious consumers, today announced results from operations for the month ended April 30, 2011. Total revenue for the Company’s NDS division increased 47% to $903,180 for the month ended April 30, 2011 as compared to $614,474 for the comparable month last year. Year-to-date revenue for NDS improved 41% to $3.9 million for the four months ended April 30, 2011 as compared to $2.8 million over the same period last year.

“We are thrilled to once again report both strong revenue growth and positive net income for the month ended April 30, 2011 as well as for the Company’s operations year-to-date,” stated Bond Laboratories CEO, John S. Wilson. “Our strong revenue growth continues to be supported by increases in the number of GNC franchise locations carrying NDS products as well as a greater number of NDS products being carried in each location. We remain very excited about our long term growth prospects, and committed to creating and marketing the most effective and innovative products available in the marketplace.”

Notable recent product introductions include ACG3® in the pre-workout category, Core Fuel® in the post-workout category and Flex Stack® in the sports nutrition category.

About Bond Labs

Bond Laboratories is a manufacturer of innovative and proprietary nutritional supplements for health conscious consumers. The Company produces and markets products through its NDS Nutrition division. NDS’ products number over 60 brands of energy, sports, and dietary supplements. These products are sold directly through specialty health and nutrition retailers, and are included among the top-selling products at GNC® franchises. Bond Labs is headquartered in Omaha, Nebraska. For more information, please visit .

Safe Harbor

Statements about the Company’s future expectations and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact

Surety Financial Group, LLC
410-833-0078

Source: Bond Laboratories, Inc.